CONVERTIBLE NOTE PURCHASE AGREEMENT

		This CONVERTIBLE NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of September 1, 2009, is by and between Green Planet Bioengineering Co., Ltd., a Delaware corporation (the "Company"), and ONE Holdings, Corp., a Florida corporation (the "Purchaser").

					   RECITALS

	A.	The Company and the Purchaser are executing and delivering this
Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC') under the Securities Act of 1933, as amended (the "1933 Act").

	B.	The Company has authorized the issuance of a 10% Convertible
Bridge Note in the aggregate Principal Amount of $300,000 in the form attached hereto as Exhibit A (the 'Note"), which Note provides, among other things, (i) that the Note may, in the sole discretion of the Purchaser, be converted into shares of the Company's Common Stock, at a price per share of $0.50 as may be adjusted pursuant to the Note (the "Conversion Shares'), and (ii) for the repayment of the Principal Amount and Interest in accordance with the terms of the Note.

	C.	The Purchaser wishes to purchase the Note, upon the terms and conditions stated in this Agreement.

					  AGREEMENTS

	NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

					  ARTICLE 1
					 DEFINITIONS

		Section 1.1.	Definitions in Other Transaction Documents.
Any term defined in the Note shall have the meaning as therein defined unless otherwise defined herein.

		Section 1.2.	Definitions.  As used in this Agreement, the
following terms have the meanings indicated:

		"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, or (b) a merger or consolidation or any other combination with another Person.
		"Affiliate" for purposes hereof means, with respect to any Person, another Person that, directly or indirectly, (i) has a 10% or more equity interest in that Person, (ii) has 10% or more common ownership with that Person, (iii) controls that Person, (iv) is controlled by that Person or (v) is under common control with that Person.
		"Business Day" means any day other than Saturday and Sunday and any other day on which banking institutions in the State of Florida are required or authorized by law to close.
		"Change of Control" means:

			(i)	a sale or transfer of all or substantially all
	of the assets of the Company on a consolidated basis (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, as determined by the Board of Directors of the Company in its reasonable good faith judgment) in any transaction or series of related transactions;

			(ii)	any merger, consolidation or reorganization to
	which the Company is a party, except for a merger, consolidation or reorganization in which after giving effect to such merger, consolidation or reorganization, the holders of the Company's outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own immediately following such merger, consolidation or reorganization, a number of shares of the Company's outstanding capital stock (on a fully diluted basis) having the ordinary voting power to elect a majority of the members of the Board of Directors of the Company; or

			(iii)	the consummation of a public offering of Common
	Stock pursuant to a registration statement declared effective by the SEC pursuant to a registration statement on Form S-1 or similar Form.

		"Common Stock" means the common stock, par value $0.001 per share, of the Company.

		"Common Stock Equivalents" means debt or equity securities of the Company that are convertible into or exercisable or exchangeable for shares of Common Stock.

		"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

		"Control" or "controls" for purposes hereof means that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.

		"Family Group" means, with respect to an individual, such individual's spouse and descendants (whether natural or adopted) and any trust, partnership, corporation or other entity solely for the benefit of such individual and/or such individual's spouse and/or descendants.

		"GAAP" means the United States generally accepted accounting principals, consistently applied.

		"Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses,
(E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, change, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

		"Person" means an individual, corporation, partnership, joint venture, limited liability company, trust, or unincorporated organization, or a government or any agency or political subdivision thereof, or any other entity or business form.

		"Private Offering" means the sale by the Company of Common Stock, Common Stock Equivalents, or other securities of Company in one or more transactions primarily intended to raise capital in which the aggregate gross proceeds received by the Company equals or exceeds 1.5 times the Principal Amount as defined in the Note (excluding the proceeds from the sale of the Note and the exchange of the Note for Common Stock.

		"SEC" means the United States Securities and Exchange
Commission.

		"Subsidiaries" means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

		"Transaction Documents" means each of this Agreement and the Note each dated as of the date hereof or as of the Closing Date.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The use of the word "including" herein shall be interpreted to mean "including, without limitation,' unless the context clearly requires another interpretation.

					  ARTICLE 2
				      PURCHASE OF NOTE

		Section 2.1.	Purchase of Note.  Subject to the satisfaction
(or waiver) of the terms and conditions set forth herein, including those set forth in Sections 6.1(a) and 6.2(a) below, the Purchaser shall purchase the
Note in the aggregate principal amount of $300,000. The Company and the Purchaser acknowledge and agree that on June 22, 2009, US$50,000 was funded to the Company, which amount together with US$250,000 to be funded within five (5) days of the Closing shall constitute the full amount of the purchase price ("Purchase Price") for the Note and the aggregate Principal Amount due from the Company to Purchaser under the Note.

		Section 2.2.	Closing Date. Subject to satisfaction (or
waiver) of the conditions to the Closing set forth in Section 6.1(a) and 6.2(a) (or such other date as is mutually agreed to by the Company and the Purchaser), the closing shall occur at 10:00 a.m. Florida Time, on September 1, 2009 (the "Closing Date"). The Closing shall occur at the offices of the Purchaser 18101 Collins Avenue, Suite 5207, Sunny Isles Beach, FL, 33160.

		Section 2.3 	Form of Payment.  Within five (5) days from the
Closing Date (i) the Purchaser shall pay the balance of US$250,000 of the Purchase Price to the Company for the Note to be issued and sold to the Purchaser at the Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to the Purchaser the Note in the Principal Amount of $300,000 duly executed on behalf of the Company and registered in the name of the Purchaser or its designee.

					  ARTICLE 3
			REPRESENTATIONS AND WARRANTIES OF THE COMPANY

		The Company represents and warrants to the Purchaser that:

		Section 3.1.	Organization of the Company.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated as set forth on Schedule 3.1, and has the requisite corporate power and authority to own, use, lease and license its assets and its properties and to carry on its businesses as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under this Agreement and the other Transaction Documents.

		Section 3.2.	Authority.  The Company has all requisite power
and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

		Section 3.3	Issuance of Securities.  The Note has been duly
authorized and, upon issuance in accordance with the terms hereof, shall be free from all taxes, liens and charges with respect to the issue thereof. At least 1,000,000 shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Note. Upon conversion in accordance with the Note, the Conversion Shares will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

		Section 3.4.	No Conflicts.  The execution, delivery and
performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares) will not (i) result in a violation of the Company's Articles of Incorporation or the Bylaws or (ii) in any material way conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party or by which it or its assets are bound, or (iii) result in a violation of any order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected which would have a Material Adverse Effect.

		Section 3.5.	Government Approvals.  Except for filings, if
any, required by state securities laws, to the best of the Company's knowledge, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other Person is required in connection with the execution, delivery or performance of the obligations thereunder by the Company of this Agreement or the other Transaction Documents to which it is a party.

		Section 3.6 	Equity Capitalization.  All of such outstanding
shares havebeen validly issued and are fully paid and non-assessable and none of suchshares were, offered or sold by the Company in violation of any applicablefederal or state securities or blue sky laws or the rules and regulations thereunder or any statutory or contractual preemptive rights or any other similar rights. Except as disclosed in Schedule 3.6: (i) the issuance of the Note and the Conversion Shares are not subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company; (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act; (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Note or Conversion Shares; and (vi) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Purchaser true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"), and the Company's Bylaws, as amended and in effect on the date hereof (the "Bylaws'), and true and correct detailed descriptions of the terms of all securities convertible into or exercisable for Common Stock and of the material rights of the holders thereof in respect thereto.

		Section 3.7	Transactions With Affiliates.  Except as set
forth on Schedule 3.7 and other than the grant of stock options disclosed on
Schedule 3.6, none of the officers, directors, or stockholders of the Company is presently a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or stockholders or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or stockholders has a substantial interest or is an officer, director, trustee or partner.

		Section 3.8	Financial Statements.  The financial
statements, including the balance sheet of the Company as of December 31, 2008 (the "Balance Sheet"), together with the statement of operations and statement of cash flows for the year ended December 31, 2008 (the "Financial Statements") filed by the Company with the U.S. Securities and Exchange Commission have been prepared in accordance with GAAP and in all material respects fairly and accurately present the financial position, results of operations and cash flows of the Company as of the dates and for the periods reported.

		Section 3.9	Absence of Undisclosed Liabilities.  The
Company does not have any material debts, liabilities or obligations of any nature arising out of any transaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing, except (a) to the extent reflected and accrued for or reserved against in the Financial Statements, (b) for liabilities specifically delineated on Schedule 3.9, and
(c) for liabilities and obligations which have arisen after the date of the latest Financial Statements in the ordinary course of business consistent with past custom and practice.

		Section 3.10	Indebtedness and Other Contracts.  Except as
disclosed in Schedule 3.10, the Company (i) has no outstanding Indebtedness,
(ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is not in violation in any material respect of any term of or in default under any contract, agreement, instrument or Indebtedness, or (iv) is not a party to any contract, agreement or instrument, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect.

		Section 3.11	Absence of Litigation.  To the best of the
Company's knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, threatened against or affecting the Company which would have a Material Adverse Effect.

		Section 3.12	Title.  The Company has good and marketable
title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3.12. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

		Section 3.13	Intellectual Property Rights.  To the knowledge
of the Company's executive officers, without inquiry, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates any license or infringes any intellectual property rights of any other party. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. To the knowledge of the Company's executive officers, without inquiry, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.
Section 3.14 No Material Adverse Change. Since December 31, 2008, there has not been any material adverse change, or any event or development which, individually or together with other such events, could result in a material adverse change, in the business, properties, assets, operations, results of operations, financial condition or prospects of the Company or any of its Subsidiaries.

		Section 3.15	Brokers.  The Company has dealt with no broker,
finder, commission agent, or other similar person in connection with the offer or sale of the Securities, and the transactions contemplated by this Agreement, and is under no obligation to pay any broker's fee, finder's fee, or commission in connection with such transactions.

		Section 3.16	Full Disclosure.  No representation or warranty
made by the company in this Agreement and no certificate or document furnished or to be furnished to the Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

					  ARTICLE 4
			REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

		Section 4.1	Authority.  The Purchaser has all requisite
power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and no further action is required on the part of the Purchaser to authorize this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby.

		Section 4.2	Purchase Entirely for Own Account.  The Note
and the Conversion Shares, if any (collectively the "Securities") will be acquired by the Purchaser for investment for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and for investment purposes only. No other person has or will have a direct or indirect beneficial interest in the securities, except for owners and beneficiaries of the Purchaser. The Purchaser agrees not to sell, hypothecate or otherwise transfer the Purchaser's securities unless the securities are registered under federal and applicable state securities laws or unless, the Purchaser shall have first delivered to the Company a written opinion of counsel (concurred with by counsel to the Company) to the effect that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws.

		Section 4.3	Restricted Securities.  The Purchaser
understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the 1933 Act or any other applicable securities laws except in certain limited circumstances.

		Section 4.4	Accredited Purchaser Status.  The Purchaser
represents to the Company that it is (i) an "accredited investor" within the meaning of Rule 501of Regulation D promulgated under the 1933 Act (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers and/or managers and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and
(iv) able to afford the entire loss of its investment in the securities being purchased by the Purchaser from the Company.

		Section 4.5	Securities to be Legended.  The Purchaser
understands that the Securities will bear a legend on the face thereof (or on the reverse thereof with reference to such legend on the face thereof) as follows:

		"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS."

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for sale under the 1933 Act, or (ii) such holder provides the Company with reasonable assurances that the Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act.

		Section 4.6	Company Information and Financials.  The
Purchaser has received and carefully reviewed the Company's Disclosure Materials, including the Financial Statements. The Purchaser has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company, and all such questions, if any, have been answered to the full satisfaction of the Purchaser. The Purchaser has had the opportunity to receive and review all other relevant documents concerning the Company.
The Purchaser has such knowledge and expertise in financial and business matters that the Purchaser is capable of evaluating the merits and risks involved in an investment in the securities purchased hereunder and acknowledges that an investment in the securities purchased hereunder entails a number of significant risks, and Company should only be invested if the Purchaser is able to withstand the total loss of Purchaser's investment. Except as set forth in this Agreement, no representations or warranties have been made to the Purchaser by the Company or any agent, employee or affiliate of the Company and in entering into this transaction the Purchaser is not relying upon any information, other than the results of an independent investigation by the Purchaser or Purchaser's representative.

		Section 4.7	Risk Factors. The Purchaser understands that
such Purchaser's investment in the Securities involves a high degree of risk. The Purchaser warrants that such Purchaser is able to bear the complete loss of such Purchaser's investment in the Securities.

		Section 4.8	Brokers.  The Purchaser has dealt with no
broker, finder, commission agent, or other similar person in connection with the offer or sale of the Securities, and the transactions contemplated by this Agreement, and is under no obligation to pay any broker's fee, finder's fee, or commission in connection with such transactions.

		Section 4.9	Unregistered, Restricted Securities.  The
Purchaser understands that the Securities have not been registered under the 1933 Act or the securities laws of any state, based upon an exemption from such registration requirements for non-public offerings pursuant to Section 4(2) of the 1933 Act, or other exemptions thereunder, Regulation D of the 1933 Act and under such exemptive provisions of state securities laws. The Purchaser understands that the Securities are being offered and sold expressly conditioned upon the satisfaction of specific exemptions from the securities registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Securities.

		Section 4.10 Compliance with Law. The Purchaser's trading activities with respect to shares of the Company's common stock will be in compliance with all applicable state and federal securities laws, rules and regulations.

		Section 4.11	  Full Disclosure.  No representation or
warranty made by the Purchaser in this Agreement and no certificate or document furnished or to be furnished to the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth or referred to in this Agreement, Purchaser does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Company.

					  ARTICLE 5
				      CERTAIN COVENANTS

		Section 5.1. Restrictions. For so long as the Note is outstanding, the Company shall not without the prior written consent of the Purchaser issue any capital stock of form of debt that has a maturity date or becomes due and payable or redeemable prior to the Maturity Date (as defined in the Note) or that is senior to the Note.

		Section 5.2	Corporate Existence.  So long as the Note is
outstanding, the Company shall maintain its corporate existence and shall not voluntarily liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction, without the prior written consent of the holders of a majority of the aggregate principal amount outstanding under the Note. If the Company shall request the consent of the Purchaser hereunder and the Purchaser shall not have either provided or denied such consent within 5 business days after the Company's request, then the Purchaser shall have been deemed to have provided the consent requested.

		Section 5.3	Transactions With Affiliates. So long as any
Note is outstanding, the Company shall not enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any of its officers, directors, persons who were officers or directors of the Company at any time during the previous year, stockholders who beneficially own 10% or more of the Common Stock or any other class of equity of the Company, or Affiliates of the Company or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 10% or more beneficial interest, except for any agreement, transaction, commitment or arrangement that is approved by a majority of the directors of the Company.

		Section 5.4	Reservation of Shares.  The Company shall take
all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of the Note.

		Section 5.5	Other Information.  So long as the Note remains
outstanding, and so long as there shall not have been a Change of Control, the Company will deliver to any holder of the Note with reasonable promptness, all such other data and information as from time to time may be reasonably requested by the Purchaser or such other data as the Company may from time to time furnish to any of the holders of its securities; provided, that any information that the Company indicates is confidential shall be kept confidential by the Purchaser.

		Section 5.6	Inspection Rights.  So long as there shall
not have been a Change of Control, the Purchaser, upon giving prior written notice to the Company, shall have reasonable access to the Company's books and records, the Purchaser or holder may, at its own expense, make copies of all such books and records.

		Section 5.7	Re-issuance of Note.

		(a)	Transfer of the Note.  If the Note issued hereunder is
to be transferred in accordance with the terms thereof and with applicable securities laws, the holder thereof shall surrender the Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder of the Note a new Note (in accordance with Section 5.7(c)), registered as the holder of such Note may request, representing the outstanding Principal Amount (as defined in such Note) being transferred by the Holder and, if less than the entire outstanding Principal Amount is being transferred, a new Note (in accordance with Section 5.7(c)) to the holder of the Note representing the outstanding Principal Amount not being transferred.

		(b)	Lost, Stolen or Mutilated Note.  Upon receipt by the
Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder of the Note to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Note, the Company shall execute and deliver to the holder a new Note (in accordance with Section 5.7(c)) representing the Principal Amount of the Note.

		(c)	Issuance of New Note.  Whenever the Company is required
to issue a new Note pursuant to the terms of this Agreement or other Transaction Documents, such new Note (i) shall be of like tenor with the original Note, (ii) shall represent, as indicated on the face of such new Note, the Principal Amount of such original Note (or in the case of a new Note being issued pursuant to Section 5.8(a), the Principal Amount designated by the holder of such Note which, when added to the Principal Amount of the other new Note, does not exceed the Principal Amount of the original Note, (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date (as defined in the Note), and (iv) shall have the same rights and conditions as the original Note.

		Section 5.9	Maintenance of Property.  The Company shall
maintain and preserve all its assets which are used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company shall maintain with financially sound and reputable independent insurers, insurance with respect to its assets and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

		Section 5.10	Compliance With Laws; Agreements.  The Company
shall comply, in all material respects, with (i) all, laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it and its respective assets, and (ii) all of its material agreements.

		Section 5.11	Maintenance of WOFE and SAFE.  So long as the
Note remains outstanding, the Company and its subsidiaries shall maintain and remain compliant with the requirements under the Wholly Foreign Owned Enterprise ("WFOE") or SAFE required by the Peoples Republic of China for the Company's PRC affiliates.

		Section 5.12	Filing of all Reports and Maintenance of
Publicly Traded Status. So long as the Note remains outstanding, the Company shall timely file all reports required to be filed by the Company with the Securities and Exchange Commission, and remain a publicly traded corporation in the United States.

					  ARTICLE 6
					   CLOSING

		Section 6.1	Conditions to the Company's Obligation to Sell;
Closing. The obligation of the Company hereunder to issue and sell the Note to the Purchaser at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Purchaser with prior written notice thereof:

			(a)	The Purchaser shall have executed each of the
Transaction Documents to which it is a party and delivered the same to the Company.

			(b)	The Purchaser shall have delivered to the
Company the US$250,000 balance of the Purchase Price for the Note being purchased by the Purchaser at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

			(c)	The representations and warranties of the
Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such date) and the Purchaser shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchaser at or prior to the respective Closing Date.

			(d) 	The offer and sale of the securities purchased
hereunder shall be exempt from the registration requirements of the 1933 Act, the qualifications requirements of the law and the registration and/or qualification requirements of all other applicable state securities laws.

			(e)	All corporate and other proceedings in
connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and to the Company's legal counsel, and the Company shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

 			(f)	Further Assurances. The Purchaser shall execute
and deliver such other documents as the Company or its counsel may have reasonably requested.

		Section 6.2	Conditions to the Purchaser's Obligation to
Purchase; Closing. The obligation of the Purchaser hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion by providing the Company with prior written notice thereof:

			(i)	The Company shall have executed and delivered
to the Purchaser (i) each of the Transaction Documents and (ii) the Note being purchased by the Purchaser pursuant to Section 2.1 of this Agreement.

			(ii)	The Company shall have delivered to the
Purchaser a certificate evidencing the qualification and good standing of the Company in Delaware issued by the Secretary of State of the State of Delaware.

			(iii)	The Company shall have delivered to the
Purchaser a certificate, executed by the Secretary of the Company dated as of the Closing Date, as to (i) the resolutions authorizing the transactions contemplated hereby as adopted by the Company's Board of Directors in a form reasonably acceptable to the Purchaser, (ii) the Articles of Incorporation and
(iii) the Bylaws, each as in effect at the Closing.

			(iv)	The representations and warranties of the
Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Purchaser.

					  ARTICLE 7
				     REGISTRATION RIGHTS

	The rights set forth in this Article 7 shall apply to Conversion Shares issued upon conversion of the Note (and, shares issued with respect to Conversion Shares pursuant to re-issuances, stock splits, stock dividends and re-classifications or otherwise) (the "Registrable Shares"). In addition to the rights set forth in this Article 7 with respect to the registration rights of the holders of Registrable Shares, the Company shall grant the holders of Registrable Shares hereunder the same registration rights that may be granted to any investor in any Private Offerings and the rights in this Article 7 shall be deemed to include any such additional rights to register the Registrable Shares. Hereinafter, all holders of the Registrable Shares are referred to as "Piggy-back Holders." The Company covenants and agrees that it will not grant any registration rights that conflict with the rights granted and obligations undertaken pursuant to this Article 7.

		Section 7.1 "Piggy-back" Registration Rights. If the Company shall file with the SEC a registration statement under the 1933 Act with respect to a public offering for cash of any of the Company's Common Stock by the Company or any of its stockholders (other than (i) a registration on Form S-4 or Form S-8 promulgated under the 1933 Act or any successor form to such forms, (ii) a registration filed in connection with an exchange offer, or (iii) an offering of Common Stock solely to the existing stockholders or employees of the Company) then the Company will, at least twenty (20) days prior to filing such registration statement, notify the Piggy-back Holders in writing of its intention to make such a filing and of the Piggy-back Holders' right to register their Registrable Shares. Upon the written request by a Piggy-back Holder, stating the number of Registrable Shares desired to be registered by such Piggy-back Holder, given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 7.4 hereof, the Company shall, subject to the provisions of this Article 7, cause to be included in such registration statement for registration under the 1933 Act all the Registrable Shares that each such Piggy-back Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Article 7 prior to the effectiveness of such registration without any liability to any Piggy-back Holder. Whenever required under this Article 7 to effect the registration of any Registrable Shares, the Company shall, as expeditiously as reasonably possible (i) prepare and file with the SEC the registration statement with respect to such Registrable Shares and cause such registration statement to become and remain effective; provided, however, the Company shall in no event be obligated to cause any such registration to remain effective for more than three hundred sixty-five (365) days, or such shorter period as is required to dispose of all Registrable Shares covered by such registration statement, (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Shares covered by such registration statement,
(iii) furnish to the Piggy-back Holders such numbers of copies of a prospectus in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares owned by them, and (iv) register and qualify the Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the Registrable Shares covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any state or jurisdiction.

		Section 7.2 Documentation. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 7 that the Piggy-back Holders shall (i) furnish to the Company such information regarding them, the Registrable Shares held by them, and the intended method of disposition of such Registrable Shares as the Company shall reasonably request or as shall be necessary in order to take any such actions; and (ii) execute and deliver customary underwriting agreements, powers of attorney, and other customary agreements and similar documents necessary to effect such registration and sale. The Company shall not be required to include any shares of Common Stock of a Piggy-back Holder in a registration statement relating to an underwritten offering unless such Piggy-back Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not materially adversely affect the offering of securities by the Company, provided that any such cut back by the underwriters in the quantity of securities that is able to be registered in such offering shall be applied to each holder exercising piggy-back registration rights with respect to such offering on a pro-rata basis based on the number of Securities that each such holder desired to have registered in such offering.

		Section 7.3 Expenses of Registration. In connection with any registration commenced in accordance with this Agreement, all registration and qualification fees shall be borne by the Company. All underwriters' discounts and commissions and brokerage or dealer commissions incurred in connection with a registration pursuant to this Article 7 with respect to the Registrable Shares owned and to be sold by the Piggy-back Holders, shall be borne by such holder. Notwithstanding the foregoing, in the event that Purchaser withdraws its request for Registration, Purchaser shall pay all Registration expenses incurred by the Company up to and including the time when Purchaser gave such notice of withdrawal to the Company.

		Section 7.4	Best Efforts.  Unless the registration is
abandoned, for any reason or for no reason, by the Company in its sole discretion, the Company shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish such number of prospectuses as shall be reasonably required.

		Section 7.5 Market Standoff. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 7 that each Piggy-back Holder agrees, in connection with the initial public offering of the Company's Common Stock pursuant to a registration statement of the Company filed under the 1933 Act, and upon the request of the Company or the underwriters managing such offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held by it without the prior written consent of the Company or the underwriters for a period not to exceed one year following the effective date of such registration statement, as the Company or the underwriters may require or specify; provided, however the foregoing shall have no force or effect until and unless all officers, directors and stockholders beneficially owning in excess of 3% of the Company's outstanding Common Stock of the Company are bound by a similar market standoff provisions. The Company shall use all reasonable efforts to negotiate the shortest period of time with respect to the "lock-up" described in the preceding sentence.

		Section 7.6 Indemnification of Piggy-back Holders. To the extent permitted by law, the Company will indemnify and hold harmless each Piggy-back Holder requesting or joining in any registration statement under this Article 7 against any losses, claims, damages or liabilities to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement of a material fact made in connection with any registration statement or prospectus or any amendment or supplement thereto or any omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the 1933 Act applicable to the Company and relating to action or inaction required by the Company in connection with any such registration.

		Section 7.7	Indemnification by the Piggy-Back Holder. The
Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to this Agreement, that the Company shall have received an undertaking satisfactory to it from the prospective holder of such Registrable Securities, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.6) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the 1933 Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such holder of Registrable Securities. Any such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such Piggy-Back Holder.

					  ARTICLE 8
			EVENTS OF DEFAULT AND RIGHTS UPON AN EVENT OF DEFAULT

		Section 8.1	An Event of Default.  Each of the following
events shall constitute a "Default' or an "Event of Default":

			(a)	the Company's failure to pay to the Purchaser
		when due any quarterly payment required pursuant to the Note or failure to pay any portion of the Principal Amount together with accrued and unpaid Interest on the Maturity Date of the Note;

			(b)	any default under any indebtedness of the
		Company in an amount equal to or greater than $50,000, in the aggregate, which is not cured within 90 calendar days of the occurrence of such default;

			(c)	the Company or any of its Subsidiaries,
		pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

			(d)	a court of competent jurisdiction enters an
		order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

			(e)	a final judgment or judgments for the payment
		of money aggregating in excess of $10,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 120 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 120 days after the expiration of such stay; or

			(f)	the Company breaches in any material respect
		its obligations under the Note, this Agreement or any other Transaction Document and fails to cure the same within 30 days after the Company's receipt of written notice of the same; or

			(g)	if the Company or its subsidiaries fails to (1)
		maintain or remain compliant with the requirements under the Wholly Foreign Owned Enterprise ("WFOE") or SAFE required in the Peoples Republic of China, or (2) timely file all reports required to be filed by the Company with the Securities and Exchange Commission, or (3) remain a publicly traded corporation in the United States.

		Section 8.2.	Rights of the Purchaser upon an Event of
Default. Promptly upon the occurrence of an Event of Default, the Company shall deliver written notice of the Default via facsimile and overnight courier (a 'Notice of Default") to the Purchaser. Additionally, subject to the terms of this Agreement, upon any Event of Default (in addition to any other rights or remedies provided for under this Note), without notice by Purchaser to or demand by Purchaser to the Company, at the option of Purchaser or any successor to the Purchaser, all unpaid sums required to be paid under the Note, including all Principal Amount, accrued but unpaid Interest, fees and all other amounts due hereunder, shall become immediately due and payable. If an Event of Default relating to certain events of bankruptcy or insolvency of the Company occurs and is continuing, the unpaid Principal Amount and Interest due under the Note will become and be immediately due and payable without any declaration or other act on the part of Purchaser or any Purchaser hereof. Upon an Event of Default, the Interest rate payable under this Note shall be increased to the rate of twenty-five (25%) percent per annum ("Default Interest") and shall be payable as set forth in the Note. The acceptance by Purchaser of any partial payment made under the Note after the time any of Company's liabilities become due and payable will not establish a custom, or waive any rights of Purchaser to enforce prompt payment of the Note. A default under this Agreement shall, at the option of Purchaser, also constitute a default under the Note and other Loan Documents. In addition to, and not in limitation of, the foregoing, a default under this Agreement and other Loan Documents shall, at the option of Purchaser, constitute a default under the Note. Nothing contained herein shall be construed to restrict the exercise of any other rights or remedies granted to Purchaser hereunder or under the other Loan Documents upon the failure of Company to perform any provision hereof or of any provision of the other Loan Documents.

					  ARTICLE 9
					MISCELLANEOUS
		Section 9.1.	Survival/Termination. In the event that the
Closing shall not have occurred on or before five Business Days from the date hereof due to the Company's or the Purchaser's failure to satisfy the conditions set forth in Sections 6.1 and 6.2 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Unless this Agreement is terminated under this
Section 9.1, the representations and warranties of the Company contained in
Section 3, the agreements and covenants set forth in Sections 5, 7 and 9 shall survive the Closing.

		Section 9.2	Entire Agreement.  This Agreement, together
with the other agreements, instruments and documents expressly referred to herein, constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings with respect thereto, whether written or oral.

		Section 9.3.	No Waiver; Modifications in Writing.  No
failure or delay by a party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No waiver of or consent to any departure by a party from any provision of this Agreement shall be effective unless signed in writing by the parties entitled to the benefit thereof. No amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by all parties. Notwithstanding anything herein to the contrary, (i) all rights provided under this Agreement to any holders of Note may be amended, modified or terminated upon the consent of holders of a majority in interest of the aggregate principal amount outstanding under the Note, and (ii) all rights provided under this Agreement to any holders of Conversion Shares may be amended, modified or terminated upon the consent of holders of a majority in interest of the Conversion Shares. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

		Section 9.4.	Notices.  Any notices, consents, waivers or
other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:


Green Planet bioengineering Co., Ltd.
18851 NE 29th Avenue, Suite 700,
Aventura, FL 33180
Attention: Min Zhao


If to the Purchaser, to:


ONE Holdings, Corp.
18101 Collins Avenue
Suite 5207
Sunny Isles Beach, FL, 33160

Attention:  Marius Silvasan


with a copy to:


Arnstein & Lehr LLP
120 S. Riverside Plaza, Suite 1200
Chicago, Illinois 60606
Fax: (312) 876-6274
Attn: Jerold N. Siegan

or to such other address as such party shall designate in writing.

		Section 9.5.	Execution in Counterparts.  This Agreement may
be executed in counterpart, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Signatures relating to this Agreement and the other Transaction Documents transmitted by telecopy shall be deemed originals, provided, that in each such case the manually signed copies shall be delivered to the parties hereto.

		Section 9.6.	Binding Effect; Assignment.  The Purchaser may
assign some or all of its rights hereunder without the consent of the Company; in which event such assignee shall be deemed to be the Purchaser hereunder with respect to such assigned rights; provided, however, that any such assignment shall not release such Purchaser from its obligations hereunder unless such obligations are assumed by such assignee. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement or any Affiliate of any such Person (as designated in writing to the other parties hereto) and their respective successors and permitted assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.

		Section 9.7.	Governing Law.  This Agreement shall be deemed
to be a contract made under and shall be governed by and construed in accordance with the internal laws of the State of Florida, without reference to the principles of conflict of laws.

		Section 9.8.	Indemnification.  In consideration of the
Purchaser's execution and delivery of the Transaction Documents and acquiring the Note thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Note, or (iii) the status of the Purchaser or holder of the Note as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

		Section 9.9.	Severability of Provisions.  Any provision of
this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
		Section 9.10.	Construction; Headings.  This Agreement shall
be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter thereof. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

	IN WITNESS WHEREOF, the Company and the Purchaser have each duly executed or caused to be executed this Convertible Note Purchase Agreement, as of the day and year first written above.

					  COMPANY:

					  GREEN PLANET BIOENGINEERING CO., LTD.


					  By:
					  Name:	Min Zhao
					  Title: CEO


					  PURCHASER:

					  ONE HOLDINGS, CORP.

					  By:
					  Name:	Marius Silvasan
					  Title: CEO








Exhibits

Exhibit A	Form of Note